Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS THIRD quarter 2025 reSults

•	Third quarter revenue grew 20% to $74.0 million; Gross margin improved to 32.0%
•	Net income grew 59% to $12.4 million or $0.27 per diluted share
•	Substantial cash position and no debt at September 30, 2025

WOODCLIFF LAKE, NJ – November 5, 2025 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter and nine months ended September 30, 2025.

Brian Bertaux, Chief Financial Officer of Hudson Technologies commented, “Hudson achieved strong third quarter results to close out the 2025 nine-month selling season, highlighted by revenue growth of 20%, improved gross margin of 32%, and a 59% increase in net income to $12.4 million or $0.27 per diluted share. Additionally, we continue to expand our strategic supply chain of after-market refrigerants through outreach and awareness campaigns to encourage the return of used refrigerant by contractors servicing cooling systems.

“Revenue growth in the quarter was driven by increased sales volume and higher average pricing for refrigerants sold, with our strong gross margin of 32.0% reflecting the more favorable pricing environment. We are maintaining our expectation of mid-twenty percent gross margin for the full year as the fourth quarter period has historically resulted in seasonally lower revenue and gross margin as a large portion of our customers transition to heating applications for the fall and winter seasons.

“Subsequent to the close of the quarter, we announced that we have again been awarded a contract to support the U.S. military as prime contractor with the U.S. Defense Logistics Agency (“DLA”), after a standard competitive review and rebidding process. The indefinite delivery, indefinite quantity contract comprises the supply of certain refrigerants, industrial gases and equipment and is valued at $210 million for the first five-year base period, with a five-year renewal option. Hudson has served as prime contractor to the DLA since 2016 and we believe our selection demonstrates the strength of our nine-year partnership and our success providing critical materials to the nation’s many military installations and facilities. We look forward to continuing our relationship as a valued partner to the U.S. military.

“We move toward the close of 2025 having further strengthened our unlevered balance sheet with approximately $90 million in cash at September 30, 2025. We continue to maintain a disciplined capital allocation strategy which includes: investing in organic growth, pursuing acquisition opportunities that have the potential to strengthen our capabilities or enhance our footprint, and the opportunistic repurchase of our stock. During the third quarter the Company repurchased $1.3 million in common stock, bringing our total repurchases to date in 2025 to $5.8 million under our stock buyback program,” Mr. Bertaux concluded.

Three Months Results

For the quarter ended September 30, 2025, Hudson reported:

•	Revenues increased 20% to $74.0 million compared to revenues of $61.9 million in the comparable 2024 period. The revenue improvement reflects increased sales volume and higher average pricing for refrigerants sold as compared to the third quarter of 2024.
•	Gross margin of 32.0%, compared to 25.7% in the third quarter of 2024 was primarily driven by increased pricing as compared to the third quarter of 2024.
•	Selling, general and administrative expenses increased to $8.9 million compared to $8.1 million in the third quarter of 2024.
•	Operating income doubled to $14.0 million, compared to operating income of $7.0 million in the prior year period.
•	Net income improved by 59% to $12.4 million or $0.28 per basic and $0.27 per diluted share in the third quarter of 2025, compared to net income of $7.8 million or $0.17 per basic and diluted share in the same period of 2024.

Nine Month Results

For the nine months ended September 30, 2025, Hudson reported:

•	Revenues of $202.2 million decreased slightly compared to revenues of $202.5 million for the first nine months of 2024. Revenues declined primarily related to a slight decrease in sales pricing, partially offset with a slight increase in sales volume during the first nine months of 2025.
•	Gross margin of 29.0%, compared to gross margin of 29.6% in the first nine months of 2024.
•	Selling, general and administrative expenses increased to $26.3 million compared to $25.0 million in the first nine months of 2024. The increase in SG&A is related to the Company’s initiative to strategically add staffing, which began in 2024.
•	Operating income of $29.8 million compared to operating income of $32.5 million in the first nine months of 2024.
•	Net income of $25.3 million or $0.58 per basic and $0.56 per diluted share, compared to net income of $27.0 million or $0.59 per basic and $0.57 per diluted share in the first nine months of 2024.

At September 30, 2025 the Company reported $89.7 million in cash and cash equivalents.

Conference Call Information

Hudson Technologies will host a conference call and webcast today, Wednesday, November 5, 2025 at 5:00 p.m. Eastern Time to discuss the Company’s third quarter 2025 results.

Please visit this link at least 5 minutes prior to the scheduled start time in order to register and receive dial-in and webcast details.

A replay of the teleconference will be available until December 5, 2025, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 53054.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2024 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 hudson@imsinvestorrelations.com	Company Contact: Brian Bertaux, Chief Financial Officer Hudson Technologies, Inc. (845) 735-6000 bbertaux@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$89,681	$70,134
Trade accounts receivable – net of allowance for credit losses of $977 and $1,079, respectively	25,366	13,629
Inventories	97,414	96,247
Income tax receivable	4,284	6,284
Prepaid expenses and other current assets	17,614	9,218
Total current assets	234,359	195,512

Property, plant and equipment, less accumulated depreciation	22,781	21,554
Goodwill	62,280	62,280
Intangible assets, less accumulated amortization	11,632	14,100
Right of use asset	5,537	6,878
Other assets	2,357	2,328
Total Assets	$338,946	$302,652

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$19,994	$8,692
Accrued expenses and other current liabilities	42,202	33,813
Accrued payroll	1,837	3,704
Other short-term liabilities	—	1,600
Total current liabilities	64,033	47,809
Deferred tax liability	5,536	4,076
Long-term lease liabilities	3,488	4,917
Total Liabilities	73,057	56,802

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 43,598,202 and 44,284,374, respectively	436	443
Additional paid-in capital	105,538	110,792
Retained earnings	159,915	134,615
Total Stockholders’ Equity	265,889	245,850

Total Liabilities and Stockholders’ Equity	$338,946	$302,652

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Nine months
	ended September 30,		ended September 30,
	2025	2024	2025	2024
Revenues	$74,012	$61,943	$202,204	$202,475
Cost of sales	50,338	46,001	143,651	142,541
Gross profit	23,674	15,942	58,553	59,934

Operating expenses:
Selling, general and administrative	8,883	8,059	26,318	25,019
Amortization	823	910	2,468	2,368
Total operating expenses	9,706	8,969	28,786	27,387

Operating income	13,968	6,973	29,767	32,547

Other (income) expense:
Interest expense (income)	(792)	(315)	(2,019)	51
Other income	(1,600)	(2,250)	(1,600)	(2,250)
Total other income	(2,392)	(2,565)	(3,619)	(2,199)

Income before income taxes	16,360	9,538	33,386	34,746

Income tax expense	3,986	1,732	8,086	7,793

Net income	$12,374	$7,806	$25,300	$26,953

Net income per common share – Basic	$0.28	$0.17	$0.58	$0.59
Net income per common share – Diluted	$0.27	$0.17	$0.56	$0.57
Weighted average number of shares outstanding – Basic	43,652,094	45,435,458	43,778,866	45,486,263
Weighted average number of shares outstanding – Diluted	45,245,197	47,135,443	45,329,681	47,278,638

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(Amounts in thousands)

	Nine months
	ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$25,300	$26,953
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,105	2,274
Amortization of intangible assets	2,468	2,368
Gain on measurement of earn-out liability	(1,600)	—
Impairment of long lived assets	—	441
Lower of cost or net realizable value inventory adjustment	211	3,811
Allowance for credit losses	300	14
Share based compensation	631	808
Amortization of deferred finance costs	170	171
Deferred tax expense (benefit)	1,460	(1,020)
Changes in assets and liabilities:
Trade accounts receivable	(12,038)	(733)
Inventories	(1,378)	52,189
Prepaid and other assets	(8,595)	(6,732)
Lease obligations	—	(6)
Income taxes receivable	2,000	1,794
Accounts payable and accrued expenses	18,347	(11,229)
Cash provided by operating activities	29,381	71,103

Cash flows from investing activities:
Payments for acquisition	—	(20,670)
Additions to property, plant, and equipment	(3,942)	(3,752)
Cash used in investing activities	(3,942)	(24,422)

Cash flows from financing activities:
Proceeds from issuance of common stock	45	—
Excess tax benefits from exercise of stock options	—	(4)
Repurchase of common shares	(5,820)	(2,636)
Excise tax on repurchase of common shares	(117)	—
Cash used in financing activities	(5,892)	(2,640)

Increase in cash and cash equivalents	19,547	44,041
Cash and cash equivalents at beginning of period	70,134	12,446
Cash and cash equivalents at end of period	$89,681	$56,487

Supplemental disclosure of cash flow information:
Cash paid for interest	$431	$529
Cash paid for income taxes – net	$4,627	$7,042

Property and equipment included in accrued expenses and other current liabilities	$3	$—